Exhibit 99

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	P. Cody Phipps
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ELECTS BASS

TO ITS BOARD OF DIRECTORS

DEERFIELD, Ill., June 1, 2011 – United Stationers Inc. (Nasdaq: USTR), a leading wholesale distributor of business products, announced today that William M. Bass has joined its board of directors and will serve on the Human Resources and Technology Advisory committees. His election to the board brings the total number of members to ten, which includes nine independent directors.

Mr. Bass, 48, is the president of Charming Shoppes Direct and has served in this role since 2009.

Prior to joining Charming Shoppes, Mr. Bass served as the co-founder and CEO of Fair Indigo from 2005. Prior to that time he was the senior vice president of E-Commerce and International for Lands’ End and vice president and general manager Customer Direct for Sears from 1999 to 2005. Earlier in his career, Mr. Bass managed the development and production of all market research for e-commerce and other new media channels at Forrester Research, Inc.

Mr. Bass is a seasoned executive with expertise in e-commerce and marketing. He also has a distinguished military career as a captain in the United States Army.

Mr. Bass earned a master’s of business administration and a master’s of arts in education policy at Stanford University and a bachelor of arts degree from Princeton University. He currently serves as a board member of Tractor Supply Company and Shop.org.

“We are extremely pleased to have a member as well qualified as Bill on our board,” said Frederick B. Hegi, Jr., chairman of United Stationers’ board of directors. “His past leadership as a CEO and extensive experience in marketing and e-commerce make him a valuable addition to our board.”

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2010 net sales of approximately $4.8 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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